UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 3)*

                        General Acceptance Corporation
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                               (Name of Issuer)


                                 Common Stock
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                        (Title of Class of Securities)


                                  368749107
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                                (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1746 (12-91) Page 1 of 5

    CUSIP No.    368749107             13G                         Page 2
                 ---------

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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

    Malvin L. Algood  ###-##-####
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]
                                                                  (b)  [ ]
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3   SEC USE ONLY


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4   CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.A.
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          NUMBER OF               5    SOLE VOTING POWER

           SHARES                      0
                                  --------------------------------------------
         BENEFICIALLY             6    SHARED VOTING POWER

           OWNED BY                    0
                                  --------------------------------------------
             EACH                 7    SOLE DISPOSITIVE POWER

          REPORTING                    0
                                  --------------------------------------------
            PERSON                8    SHARED DISPOSITIVE POWER

             WITH                      0
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9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    0
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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0%
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12  TYPE OF REPORTING PERSON*

    IN
------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

This Amendment No. 3 to Schedule 13G is being filed pursuant to Rule 13d-2(b) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Issuer first became subject to the Exchange Act in April, 1995, and at that time, the Filing Person held shares exceeding 10% of the Issuer's Common Stock. This filing reflects the sale of all common stock of the Issuer on April 28, 1998, of which the Filing Person was a beneficial owner.

ITEM 1.
     (a) Name of Issuer

         General Acceptance Corporation

     (b) Address of Issuer's Principal Executive Offices

         1025 Acuff Road
         Bloomington, IN 47404

ITEM 2.
     (a) Name of Person(s) Filing

         Malvin L. Algood

     (b) Address of Principal Business Office or, if None, Residence

         3810 Easy Street
         Bloomington, IN 47404

     (c) Citizenship

         United States of America

     (d) Title of Class of Securities

         Common

     (e) CUSIP Number

         368749107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable

ITEM 4.  OWNERSHIP

    (a)  Amount Beneficially Owned:

         0

    (b)  Percent of Class:

         0%

    (c)  Number of shares as to which such person has:

           (i)  sole power to vote or to direct the vote
                0
          (ii)  shared power to vote or to direct the vote
                0
         (iii)  sole power to dispose or to direct the disposition of
                0
          (iv)  shared power to dispose or to direct the disposition of
                0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         None

ITEM 7. IDENTIFICATIOON AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         Not Applicable

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      May 5, 1998
                                      ---------------------------------------
                                      Date

                                      Malvin L. Algood
                                      ---------------------------------------
                                      Signature

                                      Malvin L. Algood - Shareholder
                                      ---------------------------------------
                                      Name/Title